Exhibit 99.(a)(1)(K)

FORM OF REMINDER E-MAIL TO ELIGIBLE OPTIONHOLDERS

Date:
To:	Eligible Optionholders
From:	EnerNOC, Inc.
Re:	Reminder About Exchange Offer

The exchange offer for all eligible option grants is currently open and available to all eligible optionholders. As previously communicated, the exchange is scheduled to close at 4:00 p.m., Eastern Time, on January 21, 2009. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form and/or Eligible Option Information Sheet before 4:00 p.m., Eastern Time, on January 21, 2009.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Laurie Harrison, our Assistant General Counsel, or Michael Berdik, our Corporate Counsel, at 75 Federal Street, Suite 300, Boston, Massachusetts 02110, or by calling her or him at (617) 224-9900 or sending an email to lharrison@enernoc.com or mberdik@enernoc.com.